SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                          (Amendment No._____1______)*



                      American Vantage Companies, Inc.
              -----------------------------------------------------
                               (Name of Issuer)


                        Common Stock, $.01 par value
          -------------------------------------------------------------
                         (Title of Class of Securities)


                                 03037B106
              -----------------------------------------------------
                               (CUSIP Number)

                             July 17, 2003
                ---------------------------------------------
                              (Date of Event)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ] Rule 13d-1(b)

[XX] Rule 13d-1(c)

[  ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 5 pages

CUSIP No. 03037B106                13G                    Page 2 of 5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kinder Investments, L.P.


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


         New York

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             274,100
  REPORTING       --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       274,100

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                       274,100
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       4.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


                      PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 03037B106                13G                    Page 3 of 5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nesher, LLC


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


         New York

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             274,100
  REPORTING       --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             0
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       274,100

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                       274,100
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       4.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


                      CO.
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 03037B106                13G                    Page 4 of 5 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Dov Perlysky


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


         New York

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            274,100
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
  REPORTING       --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             274,100
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                       274,100
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                       4.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*


                      IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                        Page 5 of 5 Pages
Item 1.
         (a)   Name of Issuer:
               American Vantage Companies, Inc.

         (b)   Address of Issuer's Principal Executive Offices:
               7674 West Lake Mead Boulevard
               Suite 108
               Las Vegas, NV  89128

Item 2.
         (a)   Name of Person Filing:

               Kinder Investments, L.P. ("Kinder Investments"), Nesher, LLC ("Nesher"), the general partner of Kinder Investments; and Dov Perlysky ("Perlysky"), the managing member of Nesher (collectively, the "Reporting Parties").

         (b)   Address of Principal Business Office:

               The Reporting Party's address is 8 Lakeside Drive West, Lawrence, New York 11559.

         (c)   Citizen:

               Kinder Investments is a limited New York partnership, Nesher is a New York limited liability company, and Perlysky is a citizen of the United States.

         (d)   Title of Class of Securities:
               Common Stock, $.01 par value ("shares").

         (e)   CUSIP#:
               03037B106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act of 1940

            (e)   [ ]   An investment adviser in accordance with 240.13d-1
                        (b)(1)(ii)(E)

            (f)   [ ]   An employee benefit Plan or endowment fund in
                        accordance with 240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   A parent holding Company or control person in
                        accordance  with  240.13d-1(b)(1)(ii)(G)

            (h)   [ ]   A savings associations as defined in Section 3(b) of
                        the Federal Deposit Insurance Act

            (i)   [ ]   A church plan that is excluded from definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940.

Item 4.   Ownership:

(a)(b) (c)  Reference is made to 5 - 9 and 11 of the printed form for information regarding numbers and percentages of securities owned by the Reporting Parties (1).

          Perlysky, as the managing member of Nesher, has sole voting and dispositive control of shares owned by Kinder Investments.
__________________________________________________________________________

(1) Not included are 5,000 shares owned by another limited partnership, some of whose limited partners are also limited partners of Kinder Investments, or shares owned by limited partners of Kinder.

                                                         Page 4 of 5 Pages


Item 5.   Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that the Reporting parties have ceased to be beneficial ownership of more than five percent of the class of securities, check the following [ X ].



Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

                Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
          Company:

            Not  applicable.

Item 8.    Identification and Classification of Members of the Group:

            Not applicable.

Item 9.     Notice of Dissolution of Group:

            Not applicable.


Item 10. Certification: By signing below, I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as participant in any transaction having such purpose of effect.


                                   SIGNATURES

         After reasonable inquiry and to the best knowledge and belief of the Reporting Person, such person or entity certifies that the information set forth in this statement is true, complete and correct.




                                         Kinder Investments, L.P.
                                     By: Nesher, LLC, General Partner


Dated:   July 17, 2003                  /s/  Dov Perlysky
         New York, New York             _____________________________
                                             Dov Perlysky




                                          Nesher, LLC



Dated:   July 17, 2003                  /s/  Dov Perlysky
         New York, New York             _____________________________
                                             Dov Perlysky







Dated:   July 17, 2003                  /s/  Dov Perlysky
         New York, New York             _____________________________
                                             Dov Perlysky